Filed pursuant to Rule 424(b)(2)

Registration No. 333-179460

Current Interest Rates

This is Prospectus Supplement No. 51 to the Prospectus dated May 10, 2012

Current Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Twin Cities Power Holdings, LLC

Interest Rates Effective August 25, 2014 through October 17, 2014

PORTFOLIO
AMOUNT (1)	$1,000 - $2,499		$2,500 - $4,999		$5,000 - $9,999		$10,000 - $24,999
	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %
3 Month (2)	7.00	7.25	7.00	7.25	7.00	7.25	7.00	7.25
6 Month (2)	8.00	8.33	8.00	8.33	8.00	8.33	8.00	8.33
1 Year (3)	9.00	9.42	10.00	10.52	10.75	11.35	11.25	11.91
2 Year (3)	10.00	10.52	11.00	11.63	11.75	12.47	12.25	13.03
3 Year (3)	11.00	11.63	12.00	12.75	12.75	13.60	13.25	14.17
4 Year (3)	12.00	12.75	13.00	13.88	13.75	14.74	14.25	15.31
5 Year (3)	13.00	13.88	14.00	15.02	14.75	15.89	15.25	16.47
10 Year (3)	14.00	15.02	14.00	15.02	14.00	15.02	14.00	15.02

PORTFOLIO
AMOUNT (1)	$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		$100,000 or more
	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %
3 Month (2)	7.25	7.52	7.50	7.79	7.75	8.06	8.00	8.33
6 Month (2)	8.25	8.60	8.50	8.87	8.75	9.14	9.00	9.42
1 Year (3)	11.50	12.19	12.00	12.75	12.50	13.31	13.00	13.88
2 Year (3)	12.50	13.31	13.00	13.88	13.50	14.45	14.00	15.02
3 Year (3)	13.50	14.45	14.00	15.02	14.50	15.60	15.00	16.18
4 Year (3)	14.50	15.60	14.75	15.89	15.00	16.18	15.25	16.47
5 Year (3)	15.50	16.76	15.75	17.05	16.00	17.35	16.25	17.64
10 Year (3)	14.25	15.31	14.50	15.60	14.75	15.89	15.00	16.18

(1)     We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Twin Cities Power Holdings, LLC that are currently owned by you.

(2)     The annual yield calculation assumes that:

a.       the term of the note is renewed sequentially for an entire year,

b.      the interest earned during each term is included in the principal amount for the next term,

c.       the listed interest rate is the interest rate for each term, and

d.      the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

(3)     The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The description in this prospectus supplement of the terms of the notes adds to the description of the general terms and provisions of the notes in the prospectus dated May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, and August 13, 2014 (collectively, the “Prospectus”). Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the Prospectus.

www.TCPnotes.com / 888-955-3385

The date of this Prospectus Supplement No. 51 is August 25, 2014.